                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                    INFORMATION MANAGEMENT RESOURCES, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                    INFORMATION MANAGEMENT RESOURCES, INC.
                          26750 U.S. HIGHWAY 19 NORTH
                                   SUITE 500
                           CLEARWATER, FLORIDA 34621

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 30, 1997

                               ----------------

TO THE SHAREHOLDERS OF INFORMATION MANAGEMENT RESOURCES, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders of Information Management Resources, Inc. (the "Company") will be held on Friday, May 30, 1997 at 10:00 a.m. local time, at the Double Tree Guest Suites, 3050
N. Rocky Point Drive West, Tampa, Florida 33607, to consider and act upon the following matters:

  1. To elect two directors to hold office until the 2000 Annual Meeting of Shareholders.

  2. To ratify and approve the selection by the Board of Directors for the year ending December 31, 1997 of Coopers & Lybrand L.L.P. as independent auditors for the Company; and

  3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

  Shareholders of record at the close of business on April 7, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

  All shareholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          Dilip Patel,
                                          Vice President--General Counsel and
                                           Secretary

April 30, 1997
Clearwater, Florida

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD OWNER A PROXY IN YOUR NAME.

                    INFORMATION MANAGEMENT RESOURCES, INC.
                          26750 U.S. HIGHWAY 19 NORTH
                                   SUITE 500
                           CLEARWATER, FLORIDA 34621

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 30, 1997

                               ----------------

GENERAL

  This Proxy Statement and the enclosed Proxy are furnished on behalf of the Board of Directors of Information Management Resources, Inc., a Florida corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on May 30, 1997 at 10:00 a.m. local time (the "Annual Meeting") or at any adjournment or postponement of that meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Double Tree Guest Suites, 3050 N. Rocky Point Drive West, Tampa, Florida 33607. The Company intends to mail this Proxy Statement and the accompanying Proxy card on or about April 30, 1997, to all shareholders entitled to vote at the Annual Meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company.

  As used in this Proxy Statement, the terms "IMR" and the "Company" refer to Information Management Resources, Inc. and its subsidiaries, unless the context otherwise requires.

SHAREHOLDERS ENTITLED TO VOTE

  The Board of Directors has fixed April 7, 1997 as the record date for determining shareholders who are entitled to vote at the meeting. At the close of business on April 7, 1997, there were outstanding and entitled to vote 9,720,798 shares of Common Stock of the Company, $.10 par value per share ("Common Stock"). Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  The holders of at least one-third of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting or in person, or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the presence of a quorum at the Annual Meeting, whether or not the shareholder abstains on all or any matter to be acted on at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement and the accompanying Proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners.

  The Company will, upon written request of any shareholder, furnish without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, without exhibits. Please address all such requests to the Company, Attention of John
R. Hindman, Chief Financial Officer, 26750 U.S. Highway 19 North, Suite 500, Clearwater, Florida 34621. Exhibits will be provided upon written request and payment of an appropriate processing fee.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

  Proposals of shareholders that are intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than December 30, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Shareholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 21, 1997, the beneficial ownership of the Company's outstanding Common Stock of (i) each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each executive officer of the Company since January 1, 1996, (iii) each director of the Company since January 1, 1996, and (iv) all executive officers and directors as a group:

                                       COMMON STOCK BENEFICIALLY OWNED(1)
                                       ---------------------------------------
                                        NUMBER OF SHARES        PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNERS   OF COMMON STOCK             CLASS
-------------------------------------  -------------------     ---------------
Satish K. Sanan(2).................                 8,808,920                63.9%
Jeffery S. Slowgrove(3)............                   681,770                 7.0
Charles C. Luthin(4)...............                    23,100                   *
Philip Shipperlee(5)...............                    74,908                   *
Vincent T. Addonisio...............                     3,000                   *
Michael J. Dean(6).................                     9,000                   *
Dilip Patel(7).....................                    11,785                   *
Kasi V. Sridharan(8)...............                    10,504                   *
John R. Hindman....................                       --                    *
Ashutosh Gupta.....................                       --                    *
All executive officers and
 directors as a group (10
 persons)..........................                 9,622,987                72.3

--------
 * Less than 1% of the outstanding Common Stock
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 9,720,798 shares of Common Stock outstanding as of April 7, 1997. The street address of each beneficial owner is c/o Information Management Resources, Inc., Suite 500, 26750 U.S. Highway 19 North, Clearwater, Florida 34621.
(2) Includes: (i) 83,670 shares issuable upon the exercise of options, at an exercise price of $0.10 per share, expiring December 31, 2003; (ii) 1,337,540 shares issuable upon the exercise of options, exercisable at $0.10 per share, expiring January 1, 2005; and (iii) 2,643,340 shares issuable upon the exercise of options, at an exercise price of $0.50 per share, expiring February 1, 2006. Also includes 4,744,370 shares held in a family limited partnership.
(3) Includes 3,570 shares issuable upon the exercise of options, at an exercise price of $0.10 per share, expiring December 31, 2003 and an additional 5,000 shares held by Mr. Shipperlee's father, with respect to which Mr. Shipperlee disclaims beneficial ownership.
(4) Includes: (i) 18,000 shares issuable upon the exercise of options, at an exercise price of $0.10 per share, expiring February 8, 2004; and (ii) 5,000 shares issuable upon the exercise of options, at an exercise price of $0.50 per share, expiring December 31, 2005.
(5) Includes 35,854 of restricted shares issued in exchange for his interest in Link Group Holdings, Ltd. Also includes 35,854 of restricted shares acquired by Sheila Shipperlee, Mr. Shipperlee's wife, in exchange for her interest in Link Group Holdings, Ltd. and an additional 2,000 shares held by Mrs. Shipperlee, with respect to which Mr. Shipperlee disclaims beneficial ownership.
(6) Includes 9,000 shares issuable upon the exercise of options, at an exercise price of $0.10 per share, expiring August 18, 2005.
(7) Includes 10,000 shares issuable upon the exercise of options at an exercise price of $0.50 per share expiring March 18, 2006.
(8) Includes 10,000 shares issuable upon the exercise of options at an exercise price of $0.50 per share expiring January 1, 2006.

COUNTING OF VOTES

  The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of directors and for the approval of each of the other matters which are to be submitted to the shareholders at the Annual Meeting. ("Plurality" means that more votes must be cast in favor of the matter than those cast against it). Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the vote. Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal. Each Proxy will be voted in accordance with the shareholder's directions. When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of the remaining proposals. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors consists of five directors. The Board of Directors is divided into three classes, each of whose members will serve for a staggered three-year term. The Board is comprised of two Class I directors (Messrs. Sanan and Addonisio), two Class II directors (Messrs. Shipperlee and Luthin) and one Class III director (Mr. Slowgrove). In accordance with Section 6.1 of the Company's First Amended and Restated Articles of Incorporation, at each annual meeting of shareholders a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the initial Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the Annual Meeting of Shareholders held in 1997, 1998 and 1999, respectively. There are no family relationships between any of the directors or executive officers of the Company.

  There are two directors in the class whose term of office expires in 1997. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the Annual Meeting held in 2000 and until his successor is duly elected and qualified, or until such director's earlier death, resignation or removal.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that either nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that either nominee will be unable to serve.

  The Board of Directors recommends a vote FOR each named nominee.

NOMINEES TO SERVE UNTIL THE 2000 ANNUAL MEETING (CLASS I)

 Satish K. Sanan

  Mr. Sanan, age 49, co-founded the Company in 1988 and has served as President, Chief Executive Officer and a Director of the Company since its inception. Mr. Sanan also has served as a Director of Information Management Resources (U.K.) Limited ("IMR-U.K.") since 1993 and as Chairman of the Board of Directors of Information Management Resources (India) Limited ("IMR-India") since 1990. Prior to founding the Company, he was employed by SHL Systemhouse Limited from 1980 to 1988 where he was responsible for planning, directing and controlling the achievement of sales and delivery objectives.

 Vincent Addonisio

  Mr. Addonisio, age 42, has been a Director of the Company since August 1996. Mr. Addonisio has served as President of Parker Communications Network, Inc., a point of sale marketing network company, since January 1997. From July 1993 until November 1996, Mr. Addonisio served as a Director, Executive Vice President, Chief Executive Officer and Treasurer of ABR Information Services, Inc., a benefits administration outsourcing Company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING (CLASS II)

 Philip Shipperlee

  Mr. Shipperlee, age 50, has served as a Director of the Company since August 1996 and has served as the Managing Director of IMR-U.K. since 1994. Mr. Shipperlee served as the Managing Director of Link Group Holdings, Ltd. ("Link") since June 1980. Mr. Shipperlee agreed to continue to serve as Managing Director of IMR-U.K. after the Company's acquisition of Link in January 1997.

 Charles C. Luthin

  Mr. Luthin, age 54, has been a Director of the Company since August 1995. From October 1994 until July 1995, he served as Vice President-Finance of the Company. Since 1995, Mr. Luthin has served as Vice President-Finance for Eckerd Family Youth Alternatives, Inc., a not-for-profit entity located in Clearwater, Florida. From 1993 until 1994, Mr. Luthin served as President of Dow Sherwood Corporation, a corporation that owns and operates restaurants, and he currently serves on that company's board of directors. From 1989 until 1993, Mr. Luthin served as Vice President-Finance and Chief Financial Officer of Trans-marine Management Company, providing financial management and analysis for business interests of George M. Steinbrenner. From 1980 until 1989, Mr. Luthin served in various capacities for Walt Disney World Company, most recently as Vice President, Finance and Planning-Parks, where he was responsible for financial analysis and long-term planning for that company's theme park operations.

DIRECTOR CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING (CLASS III)

 Jeffery S. Slowgrove

  Mr. Slowgrove, age 39, co-founded the Company in 1988 with Mr. Sanan and has served as Treasurer and a Director of the Company since its inception. Mr. Slowgrove also has served as a Director of IMR-India since 1990.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

  During the year ended December 31, 1996, the Board of Directors of the Company held three meetings, including written actions in lieu of meetings. Each of the Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served, in each case during the periods that he served.

  The Company's Board of Directors has established an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee is comprised of Messrs. Sanan, Luthin and Addonisio. Messrs. Luthin and Addonisio currently comprise the members of the Compensation Committee and Audit Committee of the Board of Directors. The Executive Committee is empowered to exercise all authority of the Board of Directors of the Company, except as limited by the Florida Business Corporation Act. Under Florida law, an Executive Committee may not, among other things, recommend to shareholders actions required to be approved by shareholders, fill vacancies on the Board of Directors, amend the bylaws or approve the reacquisition or issuance of shares of the Company's capital stock. The Compensation Committee is responsible for reviewing and recommending salaries, bonuses and other compensation for the Company's executive officers. The Compensation Committee also is responsible for administering the Company's stock option plans and for establishing the terms and conditions of all stock options granted under these plans. The Audit Committee will be responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provisions of nonaudit services by the Company's auditors.

  The Company does not have a standing nominating committee.

DIRECTORS' COMPENSATION

  Compensation of the Company's Directors who are not also employees of the Company ("Nonemployee Directors") currently consist of an annual Director's fee of $5,000 plus $1,000 and expenses for each meeting of the Board of Directors attended and $500 for each committee meeting attended which is held independently of a board meeting. Nonemployee Directors also are eligible to receive options under the Company's 1996 Directors Stock Option Plan (the "Directors Stock Option Plan"). Directors who are officers or employees of the Company do not receive any additional compensation for their services as directors.

  The terms of the options granted under the Directors Stock Option Plan, including the exercise price, dates and number of shares subject to the options, are specified in the Directors Stock Option Plan. The Directors Stock Option Plan provides for the automatic grant of non-qualified stock options to Nonemployee Directors. Each Nonemployee Director receives an option to purchase 10,000 shares of Common Stock on the date of, and at the time immediately following, every other annual meeting of the Company's shareholders ("Bi-Annual Grant"). The next Bi-Annual Grant will be made at the Annual Meeting to be held in 1998. Each Nonemployee Director who is first appointed or elected to the Board at any time other than at an Annual Meeting of the Company's Shareholders at which a Bi-Annual Grant is made, will be granted an option to purchase a number of shares of Common Stock equal to the product of (i) 10,000 multiplied by (ii) a fraction, the numerator of which is the number of days during the period beginning on such date and ending on the date of the next Bi-Annual Grant, and the denominator of which is 730 (the "Interim Grant"). In addition, upon the effective date of the Directors Stock Option Plan, each of Messrs. Addonisio, Luthin and Shipperlee received an option to purchase 10,000 shares (the "Initial Grant").

  Bi-Annual Grants and Interim Grants vest 50% on the date the Nonemployee Director completes 12 months of continuous service on the Board of Directors, and 100% on the date the Nonemployee Director completes 24 months of continuous service on the Board of Directors. The Initial Grant will vest 50% on the date of the Annual Meeting of the Company's shareholders occurring in 1997, and 100% on the date of the Annual Meeting of the Company's shareholders occurring in 1998. No option is transferable by the Nonemployee Director other than by will or laws of descent and distribution, or pursuant to a qualified domestic relations order ("QDRO") as defined in ERISA. Each option is exercisable, during the lifetime of the optionee, only by such optionee or by a spouse who receives the option pursuant to a QDRO. The exercise price of all options is equal to the fair market value of the shares on the date of grant as defined under the Directors Stock Option Plan, and the term of each option is ten years. The Directors Stock Option Plan will continue in effect for a period of ten years unless sooner terminated by the Board of Directors.

EXECUTIVE OFFICERS

  In addition to the individuals who serve on the Company's Board of Directors who are also executive officers of the Company, the following individuals presently serve as executive officers of the Company:

 Ashutosh Gupta

  Mr. Gupta, age 41, has served as President of IMR-India since August 1995 and as a Director of IMR-India since January 1996. From January 1988 until August 1995, Mr. Gupta served in various positions for Citicorp Overseas Software Limited, located in Bombay, India, including Group Head,
International Marketing.

 John R. Hindman

  Mr. Hindman, age 48, has served as Chief Financial Officer since March 1997. From November 1993 to September 1996, Mr. Hindman served as Chief Operating Officer and Chief Financial Officer of Precision Systems, Inc. ("PSI"), a software systems provider to the telecommunications industry. From September 1996 until February 1997, Mr. Hindman served as a financial consultant to PSI. From July 1988 until October 1993, Mr. Hindman served as Chief Financial Officer of Kimmins Environmental, a specialty contracting firm.

 Michael J. Dean

  Mr. Dean, age 37, has served as Vice President-Finance since March 1997. Mr. Dean served as Chief Financial Officer of the Company from July 1996 until March 1997 and as Controller of the Company from July 1994 to June 1996. Prior to joining the Company, Mr. Dean served for ten years as a Manager for Harper, Van Scoik & Company, a Certified Public Accounting firm in Clearwater, Florida. Mr. Dean is a Certified Public Accountant.

 Kasi V. Sridharan

  Mr. Sridharan, age 42, has served as Executive Vice President of the Company since March 1997. Mr. Sridharan served as Vice President-Finance of the Company from October 1995 until March 1997. Mr. Sridharan also has served as a Director of IMR-U.K. since March 1996 and as a Director of IMR-India since April 1994. He served as Vice President-Finance of IMR-India from April 1992 until October 1995. From November 1988 until March 1992, Mr. Sridharan served as Chief Financial Officer for the Centre for Development of Advanced Computing in Pune, India. Mr. Sridharan is a Chartered Accountant.

 Dilip Patel

  Mr. Patel, age 38, has served as Vice President-General Counsel and Secretary of the Company since March 1996. From August 1990 until March 1996, Mr. Patel was an attorney in the International Department of the Tampa, Florida law firm Fowler, White, Gillen, Boggs, Villareal & Banker, P.A. From 1983 until 1988 he practiced law as a Solicitor with Cartwright, Cunningham, Haselgrove & Co. in London, England. Mr. Patel is a member of and is Board Certified in Immigration and Nationality Law by the Florida Bar. He is admitted as a Solicitor of the Supreme Court of England and Wales.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information with respect to the compensation earned for services rendered by the Company's Chief Executive Officer (the "Named Executive Officer") for the fiscal years ended December 31, 1996, 1995 and 1994. No other executive officer of the Company received a combined annual salary and bonus exceeding $100,000 as determined at December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                                       COMPENSATION
                                                          AWARDS
                                                        SECURITIES
                                  ANNUAL COMPENSATION   UNDERLYING
                                  -------------------- ------------    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($)  BONUS($)   OPTIONS(#)  COMPENSATION($)
---------------------------  ---- ---------- --------- ------------ ---------------
Satish K. Sanan.........     1996 $ 316,667  $ 320,018  2,743,340       $59,327(1)
 Chairman of the Board       1995   253,285    261,241  1,337,540        58,368(2)
 and Chief Executive
  Officer

--------
(1) Includes (i) $58,327 representing premiums paid for life insurance policies with benefits payable to beneficiaries designated by Mr. Sanan and (ii) a $1,000 contribution on behalf of Mr. Sanan to the Company's 401(k) Plan.
(2) Includes (i) $57,368 representing premiums paid for life insurance policies with benefits payable to beneficiaries designated by Mr. Sanan and (ii) a $1,000 contribution on behalf of Mr. Sanan to the Company's 401(k) Plan.

  Mr. Sanan entered into a new employment agreement with the Company, effective October 31, 1996, that superseded his former employment agreement. This new employment agreement is for a term expiring on the fifth anniversary of the effective date, and is renewable by Mr. Sanan on a year-by-year basis thereafter. The employment agreement may be terminated by the Company only with cause. Cause is defined as including: (i) theft or embezzlement with regard to material property of the Company; or (ii) continued neglect by the employee in fulfilling his duties as Chief Executive Officer of the Company as a result of alcoholism, drug addiction or excessive unauthorized absenteeism, after written notification from the Board of Directors of such neglect and the employee's failure to cure within a reasonable time. Under the employment agreement, Mr. Sanan receives a base salary of $400,000, which is subject to annual increases at the discretion of the Compensation Committee. The employment agreement also provides for an annual incentive bonus equal to 2% of pre-tax net income (determined without regard to the charge resulting from this payment). In addition, on November 14, 1996, Mr. Sanan received a ten-year option to purchase 100,000 shares at an exercise price of $14.00 per share. Such option will vest one year from the date of grant. Mr. Sanan will be eligible to receive additional stock options exercisable at fair market value on the grant date, in such amounts and subject to such vesting provisions as determined by the Compensation Committee. The Company also has agreed to maintain and to pay the premiums for approximately $10.6 million of life insurance policies with benefits payable to beneficiaries designated by Mr. Sanan. The anticipated annual premium will be approximately $100,000 in the first year of the initial term of the employment agreement. Mr. Sanan will receive all standard benefits made available to other executive employees of the Company. In the event that the Company terminates Mr. Sanan's employment without cause, Mr. Sanan will receive severance payment equal to three times the greater of Mr. Sanan's current base salary or his W-2 compensation for the immediately preceding calendar year. The employment agreement contains a noncompetition covenant for a period of three years following termination of employment by Mr. Sanan for any reason or by the Company for cause.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning options granted to the Named Executive Officer during the year ended December 31, 1996:

                                       INDIVIDUAL GRANTS
                         ------------------------------------------------
                                                                           POTENTIAL REALIZABLE
                                       PERCENT OF                            VALUE AT ASSUMED
                         NUMBER OF        TOTAL                            ANNUAL RATES OF STOCK
                         SECURITIES    GRANTED TO                         PRICE APPRECIATION FOR
                         UNDERLYING     EMPLOYEES  EXERCISE OR                OPTION TERM(2)
                          OPTIONS           IN     BASE PRICE  EXPIRATION -----------------------
   EXECUTIVE OFFICER     GRANTED(1)    FISCAL YEAR  PER SHARE     DATE        5%         10%
   -----------------     ----------    ----------- ----------- ---------- ---------- ------------
Satish K. Sanan......... 2,643,340(3)     81.90%     $ 0.50     01/01/06  $  831,191 $  2,106,402
                           100,000(4)      3.10       14.00     11/14/06     880,452    2,231,239

--------
(1) These options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.
(2) The potential realizable value is calculated based on the ten-year term of the option at the time of its grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option. The actual realizable value of the options based on the actual market price may substantially exceed the potential realizable value shown in the table.
(3) The option is a nonqualified stock option and is currently exercisable.
(4) The option is a nonqualified stock option and vests one year from the date of grant.

OPTION EXERCISES IN LAST FISCAL AND YEAR-END OPTION VALUES

  The following table sets forth the aggregate dollar value of all options exercised and the total number of unexercised options held, on December 31, 1996, by the Named Executive Officer:

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                     OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           SHARES                 DECEMBER 31, 1996       DECEMBER 31, 1996(1)
                          ACQUIRED    VALUE   ------------------------- -------------------------
   EXECUTIVE OFFICER     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   -----------------     ----------- -------- ----------- ------------- ----------- -------------
Satish K. Sanan.........     --        --      4,064,550     100,000    $84,399,828   $712,500

--------
(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1996 was $21.125. Value is calculated on the basis of the difference between the option exercise price and $21.125, multiplied by the number of shares of Common Stock underlying the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is comprised of Messrs. Luthin and Addonisio. Mr. Addonisio was not an officer or employee of the Company, or of any subsidiary of the Company, at any time during or prior to the year ended December 31, 1996, . Mr. Luthin served as Vice President-Finance of the Company from October 1994 until July 1995. He was not an officer or employee of the Company or of any subsidiary of the Company, at any time during 1996. Prior to the appointment of the Compensation Committee by the Company's Board of Directors, compensation of executive officers was determined by Mr. Sanan, President and Chief Executive Officer of the Company.

EMPLOYEE BENEFIT PLANS

 Employee Stock Incentive Plan

  The Company's Stock Incentive Plan (the "Stock Option Plan") became effective on July 15, 1996. The purpose of the Stock Option Plan is to provide incentives for officers, directors, consultants and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. Options granted under the Stock Option Plan may be either: (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); or (ii) non-qualified stock options. The Stock Option Plan also permits the grant of stock appreciation rights in connection with the grant of stock options, and the grant of restricted stock awards. Stock options and stock awards may be granted under the Stock Option Plan for all employees and consultants of the Company, or of any present or future subsidiary or parent of the Company, who are considered "key employees" or "key consultants."

  The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible officers, directors, consultants or employees to whom options may be granted, the number of shares of the Company's Common Stock subject to each option, and the extent to which options may be exercisable. The Compensation Committee also has the authority to determine the recipients and the terms of grants of stock appreciation rights and restricted stock awards under the Stock Option Plan. The Compensation Committee is empowered to interpret the Stock Option Plan and to prescribe, amend and rescind the rules and regulations pertaining to the Stock Option Plan. Options granted under the Stock Option Plan generally vest over five years. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

  An incentive stock option that is granted under the Stock Option Plan may not be granted at a price less than the fair market value of the Company's Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which may be less than the fair market value of the Company's Common Stock on the date of grant. All grants to date have been, and the policy of the Compensation Committee is that all future grants will be, at fair market value on the grant date.

  Each option granted under the Stock Option Plan is exercisable for a period not to exceed ten years from the date of grant (or five years in the case of a holder of more than 10% of the total combined power of all classes of stock of the Company or of a subsidiary or parent of the Company) and shall lapse upon expiration of such period, or earlier upon termination of the recipient's employment with the Company, or as determined by the Compensation Committee.

  The number of shares of the Company's Common Stock reserved for issuance under the Stock Option Plan is 5,445,980 shares. As of April 7, 1997, options to purchase 5,192,070 shares of Common Stock were outstanding under the Stock Option Plan and 32,570 shares of Common Stock had been issued upon exercise of options granted under the Plan.

 Employee Stock Purchase Plan

  The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") became effective on October 1, 1996. A total of 200,000 shares of the Company's Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under Section 423 of the Code. An employee electing to participate in the Stock Purchase Plan must authorize a stated dollar amount or percentage of the employee's regular pay to be deducted by the Company from the employee's pay for the purpose of purchasing shares of Common Stock on a quarterly basis. The price at which employees may purchase Common Stock is 85% of the closing price of the Common Stock on the Nasdaq National Market on the first day of the quarter or the last day of the quarter, whichever is lower. An employee may not sell shares of Common Stock purchased under the Stock Purchase Plan until the later of: (i) 180 days after the Offering; or (ii) the first day of the second quarter following the quarter in which the right to purchase such shares was granted. Employees of the Company who have completed six full months of service with the Company and whose customary employment is at least 20 hours per week for more than five months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power of value of all classes of stock of the Company. As of March 21, 1997, 32,934 shares of Common Stock had been issued pursuant to the Stock Purchase Plan. The Stock Purchase Plan is administered by the Vice President-General Counsel of the Company, or any such other persons so designated by the Company's Board of Directors.

 401(k) Profit Sharing Plan

  IMR maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all employees of IMR who have completed ninety days of service and 1,000 hours of service are eligible to participate. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a maximum of 15% of their salary on a pre-tax basis. Subject to certain Code limitations, the Company may make a matching contribution of up to $1,000 of the salary deferral contributions of participants at a rate of 75% of the participant's contributions, up to 5% of the participant's salary. The Company may also make an additional contribution to the 401(k) Plan each year at the discretion of the Board of Directors. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to Company contributions (including matching contributions) vests after five years of service with the Company. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

 IMR-India Benefit Plans

  IMR-India's Employee Share Option Policy provides for grants of options to employees to purchase common shares of IMR-India. The maximum number of shares that may be covered by options granted under this policy are 51,900 common shares. Under the policy, options granted to an employee will vest upon completion of five years of continuous employment with IMR-India or its affiliates. The vested options are valid for exercise during the employees' employment with IMR-India or its affiliates and for a period of six months thereafter. Options not exercised within six months of cessation of employment expire. On March 21, 1997, options to acquire an aggregate 20,500 common shares were outstanding under this policy.

  IMR-India maintains a statutory post-employment benefit plan that provides defined lump sum benefits to employees on termination, whether prior to or upon retirement, based on years of service and final average compensation. IMR-India makes annual contributions to an employees' gratuity fund established with a government-owned insurance corporation. The contributions are based on actuarial valuations made by the insurance corporation as of March 31 each year. IMR-India made contributions to this plan of approximately $15,000 for the year ended December 31, 1996.

  IMR-India maintains an employees' provident fund and pension and family pension plans, which are statutory defined contribution retirement benefit plans. Under the plans, employees contribute 10% of base compensation, which is matched by a 10% contribution by IMR-India. Contributions made to the plan by IMR-India totaled approximately $79,000, $32,000 and $32,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

AGREEMENTS WITH EMPLOYEES

  The Company's software development professionals working in the U.S., including executive officers, are required to sign an agreement with the Company restricting the ability of the employee to compete with the Company during his or her employment and for a period of one year thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

  The Board of Directors of the Company (the "Board") has delegated to the Compensation Committee of the Board (the "Committee") the authority to establish and administer the Company's compensation programs. The Compensation Committee is comprised of two nonemployee directors: Vincent Addonisio and Charles L. Luthin. The Committee is responsible for: (i) determining the most effective total executive compensation strategy based upon the business needs of the Company and consistent with shareholders' interests; (ii) administering the Company's executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; and (iv) making appropriate recommendations concerning matters of executive compensation.

COMPENSATION PHILOSOPHY

  The policies of the Committee with respect to executive officers, including the Chief Executive Officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential. To emphasize sustained performance of the Company's executive officers, the Committee has adopted policies to align executive compensation with the creation of shareholder value as measured in the equity markets. These policies are implemented using a mix of the following key elements.

    1. The Company pays base salaries that are generally competitive with other leading information technologies ("IT") services companies with which the Company competes for talent. To ensure that its salaries are sufficient to attract and retain highly qualified executives and other key employees, the Company regularly compares its salaries with those of its competitors and sets salary parameters based on this review;

    2. The Company pays cash bonuses based on the achievement of specific operating goals and high levels of performance; and

    3. The Company provides significant equity-based incentives pursuant to the Company's Employee Stock Incentive Plan and Employee Stock Purchase Plan to ensure that the Company's executive officers and key employees are motivated to achieve the Company's long-term goals.

BASE SALARY

  The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other leading companies and other software development firms with which the Company competes for personnel. Base salary represents the fixed component of the executive compensation program. Base salary levels are established based on an annual review of published executive salary levels at similar IT services companies and on the basis of individual performance. The industry group index shown on the Company's Stock Performance Graph includes certain of the IT services companies included in the Company's compensation survey. Periodic increases in base salary are the result of individual contributions evaluated against established annual long-term performance objectives and an annual salary survey of
--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

comparable companies in the Company's industry. Base salaries for the Company's executives were increased during 1996 and they remain within the range of the comparable companies surveyed.

CASH BONUSES

  Cash bonus awards are another component of the Company's compensation program and are designed to reward the Company's executives and other senior managers for assisting the Company in achieving its operational goals through exemplary individual performance. Bonuses, if any, are both linked to the achievement of specified individual and corporate goals as well as a review of personal performance which is determined at the discretion of the Committee. Corporate performance goals upon which 1996 bonuses were based included: the successful completion of the Company's initial public offering which provided the Company with financing necessary to support anticipated future growth; the execution of agreements with a number of significant new customers; continued high customer satisfaction levels; furthering development of IMR-India software development center to support increased capacity of IT services; completion of numerous existing client engagements within the scope of budgeted time and cost; the development and introduction of additional software tools to improve the Company's existing services offerings; and the meeting of quarterly and annual revenue, profitability and other financial goals, including an increase in annual revenue from $22.7 million in 1995 to $27.9 million in 1996. In 1997, the Committee reviewed the Company's 1996 corporate performance goals and determined that all of the goals had been achieved. Based on such achievement, the Committee awarded bonuses to most of its executive officers, which equaled or exceeded targeted bonus levels.

EQUITY COMPENSATION

  The Company's Stock Option Plan and Stock Purchase Plan have been established to provide all employees, including executive officers, of the Company with an opportunity to share, along with the shareholders of the Company, in the long-term performance of the Company. The Committee strongly believes that a primary goal of the compensation program should be to provide key employees who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership of the Company and potentially gain financially from increases in the price of the Company's Common Stock. The interests of shareholders, executives and employees should thereby be closely aligned. Executives are eligible to receive stock options generally not more often than once a year, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to fair market value at the date of grant. All grants must be exercised according to the provisions of the Company's Stock Option Plan. All options granted to executive officers since the Company's initial public offering must be exercisable at the fair market value of the Common Stock at the grant date, must vest over a period of not less than four years and must expire not more than ten years from the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for Satish K. Sanan, the Company's Chief Executive Officer. In accordance with an existing Employment Agreement effective October 31, 1996, Mr. Sanan's base salary was set at $400,000. Under Mr. Sanan's Employment Agreement with the Company, he is entitled to an annual incentive bonus equal to 2% of pre-tax net income (determined without regard to the charge resulting from this bonus). For 1996, this bonus amount was $320,018. In addition, the Company also has agreed to pay the premiums for approximately $10.6 million of life insurance policies with benefits payable to beneficiaries designated by Mr. Sanan. The amount of these payments in 1996 was $58,327. During 1996, the Company achieved all its corporate objectives. The Committee concluded that Mr. Sanan was primarily responsible for accomplishing these objectives. The Committee believes that the total compensation payable to Mr. Sanan in 1996 of $695,012 was appropriate and consistent with the quality of leadership he offers to the Company. The Committee agrees that Mr. Sanan's 1997 base salary will be $400,000.

  Under the Company's executive compensation program, the total compensation mix for senior executives emphasizes long-term rewards in the form of stock options. In early 1996, Mr. Sanan received an option grant to purchase 2,643,340 shares of the Company's Common Stock at the fair market value of the Common Stock the date of grant. This option is currently exercisable. On November 14, 1996, Mr. Sanan received an additional option to purchase 100,000 shares at an exercise price equal to $14.00 per share (the price to the public in the Company's initial public offering). This option vests one year following the grant date. In determining future grants for Mr. Sanan, the Committee will review the stock options granted to chief executive officers of comparable IT services companies in connection with their employment services. The grants were intended to continue to maintain the overall competitiveness of Mr. Sanan's compensation package and strengthen the alignment of Mr. Sanan's interest with those of the shareholders during this critical time in the Company's development.

  Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has determined to satisfy the requirements for "performance-based compensation" with respect to compensation awarded to its Named Executive Officers whenever possible and to the extent then practicable.

                                          Compensation Committee,

                                          Vincent Addonisio
                                          Charles Luthin

PERFORMANCE GRAPH

  Performance Comparison. The following graph and table compare the cumulative total shareholder return on the Company's Common Stock from November 8, 1996, the date of the initial public offering of the Common Stock, through December 31, 1996 with (a) the Russell 2000 Index (which does not include the Company), and (b) a peer group index* selected by the Company which includes seven publicly traded companies in the Company's industry data. The information included in the table was supplied by the Nasdaq Stock Market. The comparisons reflected in the graph and table, however, are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on November 8, 1996, and the reinvestment of all dividends.


                         [GRAPH APPEARS HERE]


Measurement period
(Fiscal Year Covered)   November 8, 1996   December 31, 1996
---------------------   ----------------   -----------------
Information Management
  Resources, Inc.          $100               $150.89
Russell 2000 Index         $100               $105.24
Peer Group Index           $100               $107.21



--------
  * The peer group index reflects the stock performance of the following companies: Computer Horizons Corp., Cambridge Technology Partners, Inc., Sapient Corporation, CIBER, Inc., Computer Management Services, Inc., Keane, Inc. and Whittman-Hart, Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IMR-INDIA TRANSACTIONS

  On November 12, 1996, the Company purchased from Satish K. Sanan, the Company's President and Chief Executive Officer, his entire equity interest in IMR-India for approximately $3.1 million in cash. On December 29, 1996, the Company purchased from the India Magnum Fund, N.V. its entire equity interest in IMR-India for approximately $5.1 million in cash. After completion of these acquisitions, the Company owned approximately 98.2% of IMR-India's equity capital with the balance owned by individual investors.

LINK GROUP HOLDINGS LIMITED

  Pursuant to an agreement effective January 8, 1997, the Company acquired 100% of the outstanding shares of Link Group Holdings Limited ("Link"), a U.K.-based software services provider, from its two owners, Philip and Sheila Shipperlee. Philip Shipperlee serves as a Director of the Company. Under the terms of the agreement, at closing the Company paid the Shipperlees $2.1 million in cash and 71,708 shares of the Company's Common Stock. The Company will pay to the Shipperlees an additional $1.6 million in cash one year from the closing date of the Link acquisition.

  Concurrently with the Link acquisition, the Company executed an agreement with Mr. Sanan and his spouse to acquire 10.5% of IMR-U.K. for $520,000 in cash. The purchase price was determined through negotiations between the Company and Mr. and Mrs. Sanan. Prior to this acquisition, and prior to the acquisition by the Company of Link, the Company owned 39.5% of IMR-U.K., Link owned 50.0% of IMR-U.K. and Mr. and Mrs. Sanan together owned 10.5% of IMR-U.K. After the acquisition of Link and this acquisition from the Sanans, the Company owns 100% of both Link and IMR-U.K.

IMR-U.K. TRANSACTIONS

  On March 4, 1996, the Company loaned Mr. Sanan the sum of $392,500 (the "Sanan Loan"). The purpose of the Sanan Loan was to provide Mr. Sanan with proceeds to make a loan in the same amount to IMR-U.K. (the "U.K. Loan"). These loans were structured to comply with bank loan covenants. In June 1996, Mr. Sanan assigned to the Company his rights under the U.K. Loan as payment in full of his liabilities under the Sanan Loan. The U.K. Loan is now payable by IMR-U.K. to the Company, and the Sanan Loan is retired. A portion of the proceeds of the U.K. Loan was used by IMR-U.K. to repay a short-term loan of (Pounds)188,000 made by Link. The outstanding principal balance of the U.K. Loan bears interest at 10% per annum and is payable in one installment of $75,000, which was due in August 1996 but has been deferred indefinitely, and four equal installments of $79,375 payable on June 2, 1997, December 1, 1997, June 1, 1998 and December 1, 1998, respectively. Interest is payable quarterly.

  In March 1996, IMR-U.K. issued 19,750 and 25,000 equity shares to the Company and Link, respectively, and an aggregate 5,250 equity shares to the Sanans in satisfaction of certain other unpaid loans owed by IMR-U.K. to them. The Company made a further advance of $300,000 to IMR-U.K. during December 1996.

  IMR-U.K. utilizes office space pursuant to an oral agreement between IMR-U.K. and Link. The annual rent paid to Link by IMR-U.K. in 1996 was approximately $86,000. Link provides technical services for IMR-U.K., as well as marketing, recruiting and accounting services. IMR-U.K. paid Link approximately $1,165,000 for professional software development services in 1996. IMR-U.K. paid Link approximately $116,000 in 1996 for administrative services. The Company expects that future operations of IMR-U.K. and Link will be integrated.

OPTIONS ISSUED TO MR. SANAN

  On February 1, 1996, the Company granted Mr. Sanan an option to purchase 2,643,340 shares of Common Stock at an exercise price of $0.50 per share. This option was granted following the Company's repurchase of approximately 2,646,940 shares from former shareholders of the Company for a price of $0.50 per share. The option granted to Mr. Sanan has a 10-year term and is currently exercisable. On November 14, 1996, pursuant to Mr. Sanan's employment agreement, the Company granted Mr. Sanan an option to purchase 100,000 shares at an exercise price of $14.00 per share. This option vests one year from the date of grant.

OTHER TRANSACTIONS

  In October 1995, the Company entered into a Sublease Agreement with ABR Information Services, Inc. ("ABR") pursuant to which ABR subleases from the Company 11,000 square feet of office space in the Company's Clearwater, Florida offices through October 31, 1997. In 1996, ABR paid to the Company approximately $145,000 in rent pursuant to the sublease. Mr. Vincent Addonisio, a Director of the Company served as Director, Executive Vice President, Chief Financial Officer and Treasurer of ABR from July 1993 until November 1996.

  During 1996, the Company maintained insurance on the lives of Messrs. Sanan and Slowgrove. The proceeds from the insurance policies on the life of Mr. Sanan will be payable to beneficiaries designated by Mr. Sanan. The annual payment by the Company for insurance policies on the life of Mr. Sanan was approximately $58,000 in 1996. The annual payment by the Company for the insurance policy on the life of Mr. Slowgrove was approximately $452 in 1996.

  In 1994, Mr. Sanan made two unsecured loans to the Company, one totaling $119,206 and bearing interest at 8% per annum, and a second totaling $52,571 and bearing interest at 20% per annum. In January 1996, these loans were consolidated into a single loan in the amount of $171,777, bearing interest at 8% per annum and payable in annual payments of $65,944. The first scheduled payment of $65,944 was made in January 1996, and the balance of this loan, totaling $105,000 was paid in full in September 1996. In 1995, Mr. Sanan made an additional loan of $190,000 which was repaid, together with interest at the rate of 8% per annum, in January 1996.

  Until December 1996, Mr. Sanan personally guaranteed the Company's term loan and line of credit payable to Barnett Bank. Mr. Sanan has personally guaranteed IMR-India's line of credit payable to Canara Bank.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Exchange Act requires the Company's directors and officers and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the United States Securities and Exchange Commission (the "Commission"). Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors of the Company, the Company believes that all Section 16(a) filing requirements were met during 1996.

                                  PROPOSAL 2

                     SELECTION OF INDEPENDENT ACCOUNTANTS

  Subject to ratification by the shareholders, the Board of Directors has selected, for the year ending December 31, 1997, the firm of Coopers & Lybrand L.L.P. as independent accountants for the Company. If the shareholders do not ratify the selection of Coopers & Lybrand L.L.P., the Board of Directors will reconsider the matter. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from shareholders.

  The Board of Directors recommends a vote FOR ratification and approval of Coopers & Lybrand L.L.P. as independent auditors for the Company.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters which may come before the Company's shareholders at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying Proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Satish K. Sanan
                                          Chairman, President and Chief
                                           Executive Officer

April 30, 1997

               INFORMATION MANAGEMENT RESOURCES - ANNUAL MEETING

              Proxy solicited on behalf of the Board of Directors

P     The undersigned hereby appoints Satish K. Sanan, John R. Hindman and Dilip
     Patel and each of them, with power of substitution, proxies to represent,
R and to vote all shares of Common Stock of Information Management Resources, Inc., which the undersigned is entitled to vote, at the Annual Meeting of
O Shareholders to be held in Clearwater Florida on Friday May 30, 1997, at 10 A.M., EDT, and at any and all adjournments thereof, and hereby revokes any
X prior proxies given with respect to such stock, and the undersigned authorizes the voting of such stock as follows on the reverse side.
Y

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                   -------------
                                                                   |SEE REVERSE|
                                                                   |    SIDE   |
                                                                   -------------

[X] Please mark
    your votes
    as this example

                         FOR  WITHHELD
1. Election of Directors [ ]    [ ]
   Nominees: Satish K. Sanan, Vincent Addonisio

   FOR vote withheld from the following nominee(s):

   ________________________________________________

The Board of Directors recommends a vote FOR the nominees and FOR Proposal 2.

                                             FOR     AGAINST   ABSTAIN
2. Approval of Independent Accountants       [ ]       [ ]       [ ]


I plan to attend the meeting [ ]         I do not plan to attend the meeting [ ]

Change of Address/comments on reverse side [ ]

SIGNATURE(S)________________________________________ DATE ______________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.